Viseon Announces the Appointment of Geoffrey Gerard to Board of Directors

DALLAS—(BUSINESS WIRE)—March 31, 2005 —Viseon, Inc. (OTCBB:VSNI — News), a global developer of broadband personal video communications solutions, today announced the appointment of Mr. Geoffrey Gerard to its Board of Directors.

Commenting on the addition to its Board of Directors, Viseon’s president and chief executive officer John Harris stated, “ we welcome the addition of Geoffrey Gerard and the experience he brings to our Board.”

Geoffrey Gerard has been in the private practice of law in Texas since 1978, specializing in business transactions. Mr. Gerard also serves on the Board of Directors of Overhill Farms, Inc., a publicly-held company supplying high quality frozen foods to airline, foodservice and retail customers.

“I am honored to serve on the Viseon Board of Directors. The growing market for VoIP services provides significant opportunities for Viseon and its digital home telephone, the VisiFone,” said Mr. Gerard.

About The VisiFone

The VisiFone™ is the world’s first low-cost broadband videophone. It is a self-contained system that does not require a PC or any external equipment. The VisiFone operates on any broadband connection and home or office network including high-speed Internet connections via DSL or cable modem. The VisiFone is H.323 or SIP compliant and delivers up to 30 frames per second video and crisp audio quality utilizing 128k to 512k of bandwidth. It is compatible with virtually all corporate video conferencing systems, yet at $599, the VisiFone can be used by the over 20 million broadband connected U.S. homes.

About Viseon

Viseon has been developing, manufacturing and patenting video communication technologies for use by corporations, universities and government agencies since 1994. Its products have been sold under various brand names around the world including Philips, Canon, VTEL and Gentner. Viseon recently announced a strategy to deliver TV-quality broadband videophones to consumers and businesses directly and through relationships with broadband providers. Viseon currently owns U.S. patent numbers 5,802,281, 6,073,192, 6,397,275, 6,519,662 and number 6,654,825. Viseon also holds patents in 18 European and Asian countries and has additional patents pending.

Contact
8445 Freeport Parkway
Suite 245
Dallas, Texas 75063
www.viseon.com

mbrownlee@viseon.com
972-906-6300

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

Statements in this news release regarding Viseon’s business that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All such forward-looking statements involve risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, including adverse business or market conditions, the ability to secure and satisfy customers, the availability and cost of materials from suppliers, adverse competitive developments, change in or cancellation of customer requirements, and other risks described in the Company’s Annual Report on Form 10-KSB for the most recently ended fiscal year.